Exhibit 4.2

Execution Version

ANGEL OAK MORTGAGE REIT, INC.,

As Issuer,

ANGEL OAK MORTGAGE OPERATING PARTNERSHIP, LP,

AS GUARANTOR,

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JULY 25, 2024

TO INDENTURE DATED JULY 25, 2024

$50,000,000

OF

9.500% SENIOR NOTES DUE 2029

i

ii

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is entered into as of July 25, 2024 among Angel Oak Mortgage REIT, Inc., a Maryland corporation (the “Company”), Angel Oak Mortgage Operating Partnership, LP, a Delaware limited partnership (the “Guarantor”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Guarantor have delivered to the Trustee an Indenture, dated as of July 25, 2024 (the “Base Indenture”), providing for the issuance by the Company from time to time of Securities in one or more Series;

WHEREAS, Section 2.2 of the Base Indenture provides for various matters with respect to any Series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, each of the Company and the Guarantor desires to execute this First Supplemental Indenture to establish the form and to provide for the issuance of a Series of the Company’s senior notes designated as 9.500% Senior Notes due 2029 (the “Notes”), in an initial aggregate principal amount of $50,000,000;

WHEREAS, the board of directors of the Company (the “Board of Directors”), for itself and by and on behalf of the Company acting in its capacity as the sole member of Angel Oak Mortgage OP GP, LLC, a Delaware limited liability company and general partner of the Guarantor (the “General Partner”), on behalf of the General Partner, acting in its own capacity and, in its capacity as the sole general partner of the Guarantor, on behalf of the Guarantor, has duly adopted resolutions authorizing the Company and the Guarantor to execute and deliver this First Supplemental Indenture; and

WHEREAS, all of the other conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

THEREFORE, for and in consideration of the premises and the purchase of the Series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such Series, as follows:

ARTICLE I.

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1        Relation to Base Indenture.

This First Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

Section 1.2        Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)	Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; and

(b)	All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Sections 2.3 and 8.1 hereof, as part of the same Series as the Initial Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary that apply to such transfer or exchange or such transaction and as in effect from time to time.

“Authentication Order” means a Company Order to the Trustee to authenticate and deliver the Notes, signed in the name of the Company by an Officer.

“Bankruptcy Law” shall have the meaning ascribed thereto in Section 8.1.

“Business Day” means, notwithstanding anything to the contrary in Section 1.1 of the Base Indenture, any day except a Saturday, Sunday, a day on which banking institutions in the state in which the Corporate Trust Office of the Trustee is located or a legal holiday in New York City (or in connection with any payment, the place of payment) on which banking institutions are authorized or required by law, regulation or executive order to close.

“Change of Control” means the occurrence of any of the following:

(1)            a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its Subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing, or the Company otherwise becomes aware, that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity; or

(2)            the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, cash, securities or other property; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company and its Subsidiaries, taken as a whole, to any person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (1) or this clause (2) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the Company’s Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Change of Control pursuant to this clause (2).

“Change of Control Offer” has the meaning specified in Section 5.1(a).

“Change of Control Repurchase Event” means the occurrence of a Change of Control.

“Close of Business” means 5:00 p.m. New York City time.

“Common Equity” of any corporation means the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such corporation.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company as they exist on the date of this First Supplemental Indenture.

“Company Order” means a written order signed in the name of the Company by an Officer.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulted Interest” shall have the meaning ascribed thereto in Section 2.5.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.2, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes, The Depository Trust Company and any successor thereto.

“Event of Default” shall have the meaning ascribed thereto in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Global Note Legend” means the legend set forth in Section 3.2(f), which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the Indenture.

“Guarantee” shall have the meaning ascribed thereto in Section 6.1(a).

“Holders” shall have the meaning ascribed thereto in Section 2.4(a).

“Indenture” means the Base Indenture, as supplemented by this First Supplemental Indenture, and as further supplemented, amended or restated.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $50,000,000 aggregate principal amount of Notes issued under this First Supplemental Indenture on the date hereof.

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

“Interest Payment Date” shall have the meaning ascribed thereto in Section 2.4(a).

“Note Guarantee” means the Guarantee by the Guarantor of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Base Indenture and this First Supplemental Indenture, and any Notation of Guarantee.

“Notes” has the meaning assigned to it in the preamble to this First Supplemental Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Assistant Treasurer, the Secretary or any Assistant Secretary, and any Executive Vice President or Vice President of the Company or the Guarantor, as the case may be.

“Officers’ Certificate” means a certificate signed by any two Officers.

“Opinion of Counsel” means a written opinion of legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or the Guarantor. The opinion may contain customary limitations, conditions and exceptions.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Record Date” shall have the meaning ascribed thereto in Section 2.4(a).

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 4.1, the date fixed for such redemption in accordance with the provisions of Sections 4.1 and 4.2.

“Redemption Price” shall have the meaning ascribed thereto in Section 4.1.

“Repurchase Notice” has the meaning specified in Section 5.1(a).

“Repurchase Price” has the meaning specified in Section 5.1(a).

“Repurchase Price Payment Date” has the meaning specified in Section 5.1(b).

“Repurchase Right Notice” has the meaning specified in Section 5.1(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (as defined in Article I, Rule 1-02 of Regulation S-X, promulgated under the Securities Act) of the Company.

“Stated Maturity” shall have the meaning ascribed thereto in Section 2.4(c).

“Subsidiary” means, with respect to any Person, a corporation, partnership, trust, joint venture, limited liability company or other entity the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or any other Subsidiary or Subsidiaries of such Person and which is required to be consolidated with the accounts of such Person. For the purposes of this definition, “voting capital stock” means capital stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of capital stock has such voting power by reason of any contingency.

“Uniform Fraudulent Conveyance Act” means any applicable federal, provincial or state fraudulent conveyance legislation and any successor legislation.

“Uniform Fraudulent Transfer Act” means any applicable federal, provincial or state fraudulent transfer legislation and any successor legislation.

ARTICLE II.

TERMS OF THE SECURITIES

Section 2.1         Title of the Securities.

There shall be a Series of Securities designated the “9.500% Senior Notes due 2029.”

Section 2.2         Price.

The Initial Notes shall be issued at a public offering price of 100.00% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

Section 2.3         Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Notes initially shall be limited to $50,000,000. The Company may, without notice to or the consent of the Holders, issue Additional Notes under the Indenture with the same terms (except with respect to issue date, issue price and, if applicable, the date from which interest shall accrue) and the same “CUSIP” and “ISIN” numbers as the Initial Notes initially issued under the Indenture in an unlimited aggregate principal amount; provided, however, that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have separate “CUSIP” and “ISIN” numbers from the Initial Notes. Any such Additional Notes will, for all purposes of the Indenture, including waivers, amendments and offers to purchase, be treated as part of the same series as the Initial Notes initially issued under the Indenture and will rank equally and ratably in right of payment with the Initial Notes and carry the same right to receive accrued and unpaid interest as the Initial Notes.

Nothing contained in this Section 2.3 or elsewhere in this First Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Section 3.2 of this First Supplemental Indenture or Sections 2.8, 2.11, 3.6 or 9.6 of the Base Indenture.

Section 2.4         Interest and Interest Rates; Stated Maturity of Notes.

(a)            The Notes shall bear interest at the rate of 9.500% per year. Interest on the Notes will accrue from, and including, July 25, 2024 or the most recent Interest Payment Date to which interest has been paid or provided for to, but excluding, the next Interest Payment Date or the Stated Maturity or earlier Redemption Date, as the case may be, and will be payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on October 30, 2024 (each such date being an “Interest Payment Date”), to the persons in whose names the Notes are registered in the security register (the “Holders”) at the Close of Business on January 15, April 15, July 15 and October 15 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date (each such date being a “Record Date”). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. All payments will be made in U.S. dollars.

(b)            If any Interest Payment Date, Stated Maturity or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or Redemption Date, as the case may be, until the next Business Day, and no Default shall occur on account of such delay.

(c)            The stated maturity date of the Notes shall be July 30, 2029 (the “Stated Maturity”) and on the Stated Maturity, each Holder of a then outstanding Note will be entitled on such date to receive $25.00 in cash for each $25.00 in principal amount of then outstanding Notes held, together with accrued and unpaid interest to, but not including, the Stated Maturity on such then outstanding Notes.

Section 2.5         Method of Payment.

Principal, premium, if any, and interest shall be payable at the Corporate Trust Office of the Trustee, initially located at 2 Concourse Parkway, Suite  800, Atlanta, Georgia 30328-5588. The Company shall pay principal, premium, if any, and interest (1) on any Notes in certificated form (i) if such Holder holds $2,000,000 or less aggregate principal amount of Notes, by check mailed to such Holder’s registered address as it appears in the security register maintained by the Registrar, and (ii) if such Holder holds more than $2,000,000 aggregate principal amount of Notes, (A) by check mailed to such Holder’s registered address as it appears in the security register maintained by the Registrar or (B) if such Holder delivers to the Registrar a written request that the Company make such payments by wire transfer to an account of such Holder within the United States, for each payment corresponding to each Record Date occurring during the period beginning on the date on which such Holder delivered such request and ending on the date, if any, on which such Holder delivers to the Registrar a written instruction to the contrary, by wire transfer of immediately available funds to the account specified by such Holder, or (2) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee. Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a)            The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 calendar days after the receipt by the Trustee of such notice, unless the Trustee shall agree to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Interest which shall be not more than 15 calendar days and not less than 10 calendar days prior to the date of the proposed payment, and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee shall agree to an earlier date). The Company shall promptly notify the Trustee in writing of such special record date and shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be sent to each Holder at its address as it appears in the security register maintained by the Registrar, not less than 10 calendar days prior to such special record date (unless the Trustee shall agree to an earlier date). Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and shall no longer be payable pursuant to the following clause (b) of this Section 2.5.

(b)            The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 2.6         Currency.

Principal and interest on the Notes shall be payable in U.S. Dollars.

Section 2.7         Denominations.

Pursuant to Section 2.2.10 of the Base Indenture, the Notes will be issued only in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Section 2.8         Redemption.

The Notes may be redeemed at the option of the Company prior to the Stated Maturity as provided in Article IV.

Section 2.9         Repurchase at Option of the Holder.

The Notes may be repurchased by the Company at the option of each Holder thereof as provided in Article V.

Section 2.10       No Sinking Fund.

The provisions of Article XI of the Base Indenture shall not be applicable to the Notes.

Section 2.11       Registrar and Paying Agent.

The Trustee shall initially serve as Registrar and Paying Agent for the Notes.

ARTICLE III.

FORM OF THE SECURITIES

Section 3.1         Global Form.

The Notes shall initially be issued in the form of one or more fully registered Global Notes that will be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, subject to Sections 2.7 and 2.14 of the Base Indenture. So long as the Depositary, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

The Notes shall not be issuable in definitive form except as provided in Section 3.2(a) of this First Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A hereto. The Company shall execute and the Trustee shall, in accordance with Section 2.3 of the Base Indenture, authenticate and hold each Global Note as custodian for the Depositary. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Registrar or the custodian, at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Company, the Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Participants of the Depositary shall have no rights either under the Indenture or with respect to the Global Notes. The Depositary or its nominee, as applicable, may be treated by the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee as the absolute owner and Holder of such Global Notes for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

Section 3.2          Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1)            such Depositary notifies the Company in writing that it is unwilling or unable to continue as Depositary for a Global Note or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company fails to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of the notification to the Company or of the Company becoming aware of the Depositary ceasing to be so registered;

(2)            if an Event of Default has occurred and is continuing, any owner of a beneficial interest in a Global Note may exchange such beneficial interest for Definitive Notes by delivering a written request to the Registrar; or

(3)            if the Company notifies the Trustee that it wishes to terminate and exchange all or part of a Global Note for Definitive Notes and the beneficial owners of the majority of the principal amount of such Global Note (or portion thereof) to be exchanged consent to such exchange, the Company may exchange all beneficial interests in such Global Note (or portion thereof) for Definitive Notes by delivering a written request to the Registrar.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.2 or Section 2.8 and 2.11 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 3.2(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.2(b) or (c).

(b)            Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 3.2(b)(1).

(2)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.2(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

both:

(A)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)            instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

both:

(C)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(D)            instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this First Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.2(g).

(c)            Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.2(b)(2) and written notice to the Trustee, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.2(g) hereof, and the Company will execute and, upon the receipt of an Authentication Order, the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.2(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous sentence at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 3.2, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon the written request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.2(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.2(e). A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a written request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Legend. Each Global Note issued under the Indenture, unless specifically stated otherwise in the applicable provisions of the Indenture, will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF ANGEL OAK MORTGAGE REIT, INC. (THE “COMPANY”) AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)            General Provisions Relating to Transfers and Exchanges.

(1)            To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order or at the Registrar’s request.

(2)            No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 9.6 of the Base Indenture and Section 4.3 of this First Supplemental Indenture).

(3)            The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)            All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)            Neither the Registrar nor the Company will be required:

(A)            to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen days before the mailing of a notice of redemption of the Notes selected for redemption under Article IV and ending at the Close of Business on the day of such mailing;

(B)            to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)            to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)            The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.1 hereof.

(8)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 3.2 to effect a registration of transfer or exchange may be submitted by facsimile.

(i)            In connection with any proposed transfer outside the book-entry system, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may conclusively rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(j)            None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(k)            None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes.

ARTICLE IV.

REDEMPTION OF NOTES

The provisions of Article III of the Base Indenture, as amended by the provisions of this First Supplemental Indenture, shall apply to the Notes.

Section 4.1        Optional Redemption of Notes.

On or after July 30, 2026, the Company may redeem for cash all or any portion of the Notes, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date (the “Redemption Price”). Notwithstanding the foregoing, interest due on an Interest Payment Date falling on or prior to a Redemption Date will be payable to Holders at the Close of Business on the Record Date for such Interest Payment Date. The Company shall not redeem the Notes pursuant to this Section 4.1 on any date the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date.

Section 4.2        Notice of Optional Redemption, Selection of Notes.

(a)            In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 4.1, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than five Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be sent, the Trustee in the name of and at the expense of the Company, shall mail or cause to be mailed, or sent by electronic transmission, in accordance with the procedures of the Depositary, a notice of such redemption not fewer than thirty (30) calendar days but not more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes to be redeemed at its last address as the same appears on the security register maintained by the Registrar; provided that if the Company makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee, provided further that the text of the notice shall be prepared by the Company. Such mailing shall be by first class mail or by electronic transmission, in accordance with the procedures of the Depositary. The notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic transmission or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(b)            Each such notice of redemption shall specify: (1) the aggregate principal amount of Notes to be redeemed; (2) the CUSIP number or numbers of the Notes being redeemed; (3) the Redemption Date (which shall be a Business Day); (4) the Redemption Price at which Notes are to be redeemed; (5) the place or places of payment and that payment will be made upon presentation and surrender of such Notes; and (6) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Note in principal amount equal to the unredeemed portion thereof will be issued.

(c)            On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 4.2, the Company will deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 2.5 of the Base Indenture) an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date. The Company shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 4.2 in excess of amounts required hereunder to pay the Redemption Price (it being acknowledged that the Trustee has no obligation to invest any such deposit).

(d)            If less than all of the outstanding Notes are to be redeemed at the Company’s option, the Trustee will select, on a pro rata basis, by lot or such other method it deems fair and appropriate or as required by the Depositary for Global Notes, subject to Applicable Procedures (in the case of Global Notes), the Notes or portions thereof of the Global Notes or the Notes in certificated form to be redeemed (in minimum denominations of $25 and integral multiples of $25 in excess thereof). The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof.

Section 4.3        Payment of Notes Called for Redemption by the Company.

(a)            If notice of redemption has been given as provided in Section 4.2, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable and if the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Company defaults in the payment of the Redemption Price, then on and after such Redemption Date: (1) such Notes will cease to be outstanding; (2) interest will cease to accrue on any such Notes called for redemption on the Redemption Date; (3) on and after the Redemption Date (unless the Company defaults in the payment of the Redemption Price) such Notes shall cease to be entitled to any benefit or security under the Indenture; and (4) the rights of the Holders of such Notes will terminate except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date. Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not the Notes in certificated form, together with necessary endorsements, are delivered to the Paying Agent; provided, however, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest, if any, due on such Interest Payment Date to the Holder of record at the Close of Business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption).

(b)            Upon presentation of any Note redeemed in part only, the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

ARTICLE V.

REPURCHASE AT OPTION OF THE HOLDER

Section 5.1         Repurchase at the Option of the Holder Upon a Change of Control Repurchase Event.

(a)            If a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Article IV of this First Supplemental Indenture, the Company will make an offer to each Holder of the Notes to repurchase all or any part (in a principal amount of $25 and integral multiples of $25 in excess thereof) of that Holder’s Notes (the “Change of Control Offer”) at a repurchase price (the “Repurchase Price”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the Repurchase Price Payment Date, unless such Repurchase Price Payment Date falls after a Record Date for an Interest Payment Date and on or prior to the corresponding Interest Payment Date, in which case (x) the Company will pay, on or before such Interest Payment Date, the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the Close of Business on such Record Date; and (y) the Repurchase Price will not include such accrued and unpaid interest.

Repurchases of Notes under this Section 5.1 shall be made, at the option of the Holder thereof, upon:

(1)            if the Notes are held in certificated form, delivery to the Trustee (or other Paying Agent appointed by the Company) by a Holder of a duly completed notice (the “Repurchase Notice”) in the form set forth on the reverse of the Note or, if the Notes are Global Notes, a notice that complies with the Applicable Procedures, prior to the Close of Business on the date specified in the Repurchase Right Notice delivered in connection with such Change of Control Repurchase Event, subject to extension to comply with applicable law; and

(2)             delivery or book-entry transfer of the Notes (together with all necessary endorsements) to the Trustee (or other Paying Agent appointed by the Company) at any time after delivery of the Repurchase Notice and prior to the Close of Business on the date specified in the Repurchase Right Notice, subject to extension to comply with applicable law, at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company), such delivery being a condition to receipt by the Holder of the Repurchase Price therefor; provided that such Repurchase Price shall be so paid pursuant to this Section 5.1 only if the Note so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Repurchase Notice.

The Repurchase Notice shall state:

(A)            if certificated, the certificate numbers of Notes to be delivered for repurchase;

(B)              the portion of the principal amount of Notes to be repurchased, which must be integral multiples of $25 with a minimum of $25; and

(C)            that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this First Supplemental Indenture.

 provided, however, that if the Notes are Global Notes, the Repurchase Notice must comply with the Applicable Procedures.

Any repurchase by the Company contemplated pursuant to the provisions of this Section 5.1 shall be consummated by the delivery of the consideration to be received by the Holder in accordance with Section 5.1(d).

The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof in accordance with the provisions of subsection (c) of this Section 5.1.

Any certificated Note that is to be repurchased only in part shall be surrendered to the Trustee (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such certificated Note without service charge, a new certificated Note or new certificated Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the certificated Note so surrendered.

(b)            Within thirty (30) days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall give notice (the “Repurchase Right Notice”) to each Holder of Notes, with a written copy to the Trustee and the Paying Agent. Such Repurchase Right Notice will state:

(1)            a description of the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(2)            that the Change of Control Offer is being made pursuant to this Article V;

(3)             the Repurchase Price and the date on which the Repurchase Price will be paid, which date will be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date the Repurchase Right Notice is mailed, other than as may be required by law (the “Repurchase Price Payment Date”); and

(4)            if the Repurchase Right Notice is given prior to the date of consummation of the Change of Control, a statement that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the Repurchase Price Payment Date.

At the Company’s request accompanied by an Officers’ Certificate, upon at least five (5) Business Days’ notice (or such shorter period as shall be satisfactory to the Trustee), the Trustee shall deliver such notice in the Company’s name and at the Company’s expense; provided, however, that the form and content of such notice shall be prepared by the Company.

(c)            A Repurchase Notice may be withdrawn in whole or in part by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Repurchase Right Notice at any time prior to the Close of Business on the date specified in the Repurchase Right Notice, specifying:

(1)            the principal amount of the withdrawn Notes, which must be integral multiples of $25 with a minimum of $25;

(2)            if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

(3)             the principal amount, if any, of such Note that remains subject to the original Repurchase Notice, which portion must be in principal amounts of integral multiples of $25 with a minimum of $25;

provided, however, that if the Notes are Global Notes, the withdrawal notice must comply with the Applicable Procedures.

(d)            On the Repurchase Price Payment Date, the Company will, to the extent lawful:

(1)            accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)            deposit prior to 11:00 a.m., New York City time, on such date with the Paying Agent an amount equal to the Repurchase Price in respect of all Notes or portions of Notes properly tendered; and

(3)             deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

(e)            Subject to a Holder’s right to receive interest on the related Interest Payment Date where the Repurchase Price Payment Date, as applicable, falls between a Record Date and the Interest Payment Date to which it relates, if the Trustee (or other Paying Agent appointed by the Company) holds money or securities sufficient to pay the Repurchase Price on the Repurchase Price Payment Date, then (i) such Notes shall cease to be outstanding and interest shall cease to accrue on such Notes, whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent, and (ii) all other rights of the Holders of such Notes shall terminate other than the right to receive the Repurchase Price and previously accrued and unpaid interest, if any, upon delivery or book-entry transfer of the Notes.

(f)            No Notes may be repurchased at the option of Holders on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the applicable Repurchase Price with respect to such Notes).

(g)             In connection with any repurchase offer upon the occurrence of a Change of Control Repurchase Event, the Company shall, if required:

(1)            comply with Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event;

(2)            file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

(3)            otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes,

in each case, so as to permit the rights and obligations under this Article V to be exercised in the time and in the manner specified in this Indenture. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions in this Article V, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Article V by virtue of such conflict.

(h)            Notwithstanding anything to the contrary in this Article V, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if:

(1)            the Company or such successor has given written notice of a redemption as provided under Article IV of this First Supplemental Indenture prior to the occurrence of the Change of Control Repurchase Event; provided, that the Company has not failed to pay the Redemption Price on the Redemption Date; or

(2)            a third party makes such an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

ARTICLE VI.

GUARANTEE

Sections 6.1, 6.2, 6.3 and 6.4 hereof shall replace Sections 12.1, 12.2 and 12.3 of the Base Indenture with respect to the Notes and the Note Guarantee.

Section 6.1         Note Guarantee.

(a)            Subject to this Article VI, for value received, the Guarantor hereby fully and unconditionally guarantees (the “Guarantee”) to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

(1)            the principal of, premium, if any, and interest, if any, on the Notes will be promptly paid in full when due, whether at Stated Maturity, upon acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes (including fees and expenses of counsel) will be promptly paid in full or performed, all in accordance with the terms under the Indenture or the Notes; and

(2)            in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)            The Guarantor hereby agrees that its obligations under the Indenture and the Notes are full and unconditional, irrespective of the validity, regularity or enforceability of the Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture or the Notes, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby agrees that in the event of a default in payment of the principal of, premium, if any, or interest on the Notes entitled to the Guarantee, whether at the Stated Maturity or upon acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 6.7 of the Base Indenture, by the Holders, on the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce the Guarantee without first proceeding against the Company. The Guarantor hereby (1) waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, (2) acknowledges that any agreement, instrument or document evidencing the Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guarantee without notice to it and (3) covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Indenture and the Notes.

(c)            If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)            The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VIII for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VIII, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of this Note Guarantee.

Section 6.2        Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 6.1, the Guarantor hereby agrees that this First Supplemental Indenture and a Notation of Guarantee will be executed on its behalf by one of the Officers of the Company, on behalf of the Guarantor, and such Notation of Guarantee shall be affixed to the Notes. If an Officer whose signature is on this First Supplemental Indenture or Notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Notation of Guarantee is endorsed, the Note Guarantee will be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this First Supplemental Indenture on behalf of the Guarantor.

Section 6.3        Limitation of Guarantor’s Liability.

The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

Section 6.4        Application of Certain Terms and Provisions to the Guarantor.

(a)            For purposes of any provision of the Indenture which provides for the delivery by the Guarantor of an Officers’ Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 1.2 shall apply to the Guarantor as if references therein to the Company or the Guarantor, as applicable, were references to the Guarantor.

(b)            Any notice or demand which by any provision of the Indenture is required or permitted to be given or served by the Trustee or by the Holders of Notes to or on the Guarantor may be given or served as described in Section 10.2 of the Base Indenture as if references therein to the Company were references to the Guarantor.

(c)            Upon any demand, request or application by the Guarantor to the Trustee to take any action under the Indenture, the Guarantor shall furnish to the Trustee such Officers’ Certificate and Opinion of Counsel as are required in Section 11.1 as if all references therein to the Company were references to the Guarantor.

ARTICLE VII.

ADDITIONAL COVENANTS

The covenants set forth in Sections 4.1, 4.3 and 4.4 of the Base Indenture and the following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding.

Section 7.1         Existence.

Except as permitted by Article V of the Base Indenture, each of the Company and the Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its respective existence, rights (charter and statutory) and franchises; provided, however, that neither the Company nor the Guarantor shall be required to preserve any right or franchise if the Board of Directors on behalf of the Company or the Guarantor, as the case may be, shall determine that the preservation of that right or franchise is no longer desirable in the conduct of the business of the Company or the Guarantor, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 7.2         Payment of Taxes and Other Claims.

Each of the Company and the Guarantor shall pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (1) all of its respective taxes, assessments and governmental charges levied or imposed upon the Company or the Guarantor, as the case may be, or any of its respective Subsidiaries or upon the income, profits or property of the Company or the Guarantor, as the case may be, or any of their respective Subsidiaries, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or the Guarantor, as the case may be, or any of their respective Subsidiaries; provided, however, that neither the Company nor the Guarantor shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or to the extent the non-payment thereof could not reasonably be expected to have a material adverse effect on the Company or the Guarantor, as the case may be.

Section 7.3         Provision of Financial Information.

The Company shall, so long as any Notes are outstanding, deliver to the Trustee within 15 days after it files them with the SEC copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules  and regulations prescribe) which the Company is required to file with the SEC pursuant to Section  13 or 15(d)  of the Exchange Act. If the Company is not so required to file such reports with the SEC under said Sections, then the Company shall be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed by the SEC, such of the supplementary and periodic reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed in such rules and regulations. The Company shall also comply with the other provisions of TIA Section  314(a). Reports, information and documents filed with the SEC via the SEC’s EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via the SEC’s EDGAR system for purposes of this Section 7.3, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via the SEC’s EDGAR system.

Delivery of reports, information and documents to the Trustee under this Section  7.3 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE VIII.

DEFAULTS AND REMEDIES

Sections 8.1 and 8.2 hereof shall replace Sections 6.1 and 6.2 of the Base Indenture with respect to the Notes only. Section 8.3 hereof shall replace Section 7.5 of the Base Indenture.

Section 8.1         Events of Default.

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	default for 30 days in the payment of any installment of interest under the Notes;

(b)	default in the payment of the principal amount or any other portion of the Repurchase Price or Redemption Price due with respect to the Notes, when the same becomes due and payable;

(c)	failure by the Company or, if applicable, the Guarantor, to comply with any of the Company’s or the Guarantor’s other agreements in the Notes, the Note Guarantee or the Indenture with respect to the Notes upon receipt by the Company of notice of such default by the Trustee or by Holders of not less than 25% in principal amount of the Notes then outstanding and the Company’s failure to cure (or obtain a waiver of) such default within 60 days after it receives such notice;

(d)	default under any bond, debenture, note or other evidence of indebtedness of the Company or the Guarantor or under any mortgage, indenture or other instrument (in each case, other than non-recourse debt) of the Company or the Guarantor under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company or the Guarantor, as the case may be (or by any Subsidiary of the Company or the Guarantor, as the case may be, the repayment of which the Company or the Guarantor has guaranteed or for which the Company or the Guarantor is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been waived, rescinded or annulled;

(e)	the Note Guarantee of the Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Note Guarantee, except by reason of the release of such Note Guarantee in accordance with provisions of the Indenture; or

(f)	the Company, the Guarantor or any the Company’s Significant Subsidiaries pursuant to or under or within the meaning of any Bankruptcy Law:

(1)            commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or any such Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or any such Significant Subsidiary; or

(2)            consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, the Guarantor or any such Significant Subsidiary; or

(3)            consents to the appointment of a custodian of it or for all or substantially of its property; or

(4)            makes a general assignment for the benefit of creditors; or

(g)	an involuntary case or other proceeding shall be commenced against the Company, the Guarantor or any of the Company’s Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or any such Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days; or

(h)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)            is for relief against the Company, the Guarantor or any of the Company’s Significant Subsidiaries in an involuntary case or proceeding;

(2)            appoints a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or any such Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or any such Significant Subsidiary; or

(3)            orders the liquidation of the Company, the Guarantor or any such Significant Subsidiary, in each case in this clause (h), the order or decree remains unstayed and in effect for thirty (30) calendar days.

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

Section 8.2         Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing (other than an Event of Default referred to in Sections 8.1(f), 8.1(g) or 8.1(h) with respect to the Company or the Guarantor, which shall result in an automatic acceleration), then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount, premium, if any, and accrued and unpaid interest shall become immediately due and payable. If an Event of Default specified in Sections 8.1(f), 8.1(g) or 8.1(h) shall occur with respect to the Company or the Guarantor, the principal amount of, premium, if any, and accrued and unpaid interest on all outstanding Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after the principal amount of and premium, if any, and interest on the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, Holders of at least a majority in aggregate principal amount of the Notes then outstanding on behalf of the Holders of all of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default and rescind and annul such declaration and its consequences, subject in all respects to Section 6.13 of the Base Indenture, if: (a) the Company has deposited with the Trustee all required payments of the principal of, and premium, if any, and interest on, the Notes, plus the reasonable compensation and reimbursement for the Trustee’s expenses, disbursements and advances pursuant to Section 7.7 of the Base Indenture; and (b) all Events of Default, other than the non-payment of accelerated principal of, or premium, if any, and interest on, the Notes that have become due solely because of such acceleration, have been cured or waived. No such rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. The Company shall notify in writing a Responsible Officer of the Trustee, promptly upon becoming aware thereof, of any Event of Default, as provided in Section 4.3 of the Base Indenture and the steps to be taken to cure such Event of Default.

Section 8.3         Notice of Defaults.

If a Default or Event of Default occurs and is continuing with respect to the Notes and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder of the Notes, in the manner set forth in Section  10.2 on the Base Indenture, notice of a Default or Event of Default within 90 days after it occurs or, if later, after a Responsible Officer of the Trustee has knowledge of such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest on the Notes, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

ARTICLE IX.

AMENDMENTS AND WAIVERS

Sections 9.1 and 9.2 hereof shall replace Sections 9.1, 9.2 and 9.3 of the Base Indenture with respect to the Notes only.

Section 9.1         Without Consent of Holders.

The Company and the Guarantor, when authorized by resolutions of the Board of Directors, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental without the consent of the Holders of the Notes hereto for one or more of the following purposes:

(a)            to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of the Holders of the Notes in any material respect;

(b)            to evidence a successor to the Company as obligor or to the Guarantor as guarantor under the Indenture with respect to the Notes;

(c)            to make any change that does not adversely affect the interests of the Holders of any Notes then outstanding;

(d)            to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(e)            to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(f)            to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(g)            to reflect the release of the Guarantor, as guarantor, in accordance with the Indenture;

(h)            to secure the Notes or the Guarantee;

(i)            to add guarantors with respect to the Notes; and

(j)            to conform the text of the Indenture, the Notes or the Guarantee to any provision of the description thereof set forth under the captions “Description of the Notes” in the prospectus supplement relating to the Notes and “Description of Debt Securities” in the prospectus accompanying the prospectus supplement relating to the Notes.

Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any supplemental indenture, the Trustee is hereby authorized to join with the Company and the Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 9.1 may be executed by the Company, the Guarantor and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 9.2 of this First Supplemental Indenture.

Section 9.2         With Consent of Holders.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantor and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture shall, without the consent of the Holder of each Note so affected:

(a)            reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(b)            reduce the rate of or extend the time for payment of interest (including Defaulted Interest) on the Notes;

(c)            reduce the principal of, or premium, if any, on, or change the Stated Maturity of, the Notes;

(d)            reduce any Redemption Price or Repurchase Price of any Note or amend or modify, in any manner adverse to the Holders, the Company’s right to redeem the Notes or the Company’s obligation to repurchase the Notes in connection with a Change of Control Repurchase Event, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise as provided for in this First Supplemental Indenture;

(e)            waive a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(f)            make the principal of, or premium, if any, or interest on, the Notes payable in any currency other than that stated in the Notes;

(g)            make any change in Section 6.8 of the Base Indenture, 6.13 of the Base Indenture or Section 9.2(g) of this First Supplemental Indenture (this sentence) relating to, among other things, the right of the Holders to receive payment of the principal of, or premium, if any, or interest on, the Notes and to institute suit for the enforcement of any such payment and to waivers or amendments;

(h)            waive a redemption payment with respect to the Notes; or

(i)            release the Guarantor as a guarantor of the Notes other than as provided in the Indenture or modify the Note Guarantee in any manner adverse to the Holders.

Upon the written request of the Company, accompanied by a copy of the resolutions of the Board of Directors certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of an Officers’ Certificate certifying receipt of the requisite consent of Holders as aforesaid, upon which the Trustee shall be entitled to conclusively rely, the Trustee shall join with the Company and the Guarantor in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture. In executing or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modification thereby of the trusts created by the Indenture, the Trustee shall receive, and shall be fully protected in relying upon, an Opinion of Counsel or an Officers’ Certificate or both stating that the execution of such supplemental indenture is authorized or permitted by the Indenture, that all conditions precedent to the execution of such supplemental indenture have been complied with, and that the supplemental indenture is a legal, valid and binding obligation of the Company and the Guarantor as applicable, enforceable against it in accordance with its terms.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

ARTICLE X.

MEETINGS OF HOLDERS OF NOTES

Section 10.1      Purposes for Which Meetings May Be Called.

A meeting of Holders may be called at any time and from time to time pursuant to this Article X to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other act provided by the Indenture to be made, given or taken by Holders.

Section 10.2      Call, Notice and Place of Meetings.

(a)            The Trustee may at any time call a meeting of Holders for any purpose specified in Section 10.1, to be held at such time and at such place in The City of New York, New York as the Trustee shall determine. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 10.2 of the Base Indenture, not less than 21 nor more than 180 days prior to the date fixed for the meeting.

(b)            In case at any time the Company or the Holders of at least 10% in principal amount of the outstanding Notes shall have requested the Trustee to call a meeting of the Holders for any purpose specified in Section 10.1, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed notice of or made the first publication of the notice of such meeting within 21 days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company or the Holders in the amount above specified, as the case may be, may determine the time and the place in the City of New York, New York, for such meeting and may call such meeting for such purposes by giving notice thereof as provided in clause (a) of this Section 10.2.

Section 10.3      Persons Entitled to Vote at Meetings.

To be entitled to vote at any meeting of Holders, a person shall be (a) a Holder of one or more outstanding Notes, or (b) a person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders; provided, that none of the Company, the Guarantor or any other obligor upon the Notes or any Affiliate of the Company, the Guarantor or any other obligor upon the Notes shall be entitled to vote at any meeting of Holders or be counted for purposes of determining a quorum at any such meeting in respect of any Notes owned by such persons. The only persons who shall be entitled to be present or to speak at any meeting of Holders shall be the persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel, any representatives of the Guarantor and its counsel and any representatives of the Company and its counsel.

Section 10.4      Quorum; Action.

The persons entitled to vote at least a majority in principal amount of the outstanding Notes shall constitute a quorum for a meeting of Holders; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes, the persons holding or representing the specified percentage in principal amount of the outstanding Notes will constitute a quorum. In the absence of a quorum within 30 minutes after the time appointed for any such meeting, the meeting shall, if convened at the request of Holders, be dissolved. In any other case the meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 10.2 of this First Supplemental Indenture, except that such notice need be given only once not less than five days prior to the date on which the meeting is scheduled to be reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the outstanding Notes which shall constitute a quorum.

Except as limited by the proviso to Section 9.2, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted only by the affirmative vote of the Holders of at least a majority in principal amount of the outstanding Notes; provided, however, that, except as limited by the proviso to Section 9.2, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes. Any such resolution passed or decision taken at any meeting of Holders duly held in accordance with this Section 10.4 shall be binding on all the Holders, whether or not such Holders were present or represented at the meeting.

Section 10.5       Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a)            Notwithstanding any other provisions of the Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

(b)            The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 10.2(b), in which case the Company, the Guarantor or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the persons entitled to vote a majority in principal amount of the outstanding Notes of such series represented at the meeting.

(c)            At any meeting, each Holder or proxy shall be entitled to one vote for each $25 principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote, except as a Holder or proxy.

(d)            Any meeting of Holders duly called pursuant to Section 10.2 of this First Supplemental Indenture at which a quorum is present may be adjourned from time to time by persons entitled to vote a majority in principal amount of the outstanding Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

Section 10.6      Counting Votes and Recording Action of Meetings.

The vote upon any resolution submitted to any meeting of Holders shall be by written ballots on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the principal amounts and serial numbers of the outstanding Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in triplicate of all votes cast at the meeting. A record, at least in triplicate, of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 10.2 and, if applicable, Section 10.4. Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one such copy shall be delivered to the Company and the Guarantor, and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

Section 11.1      Evidence of Compliance with Conditions Precedent, Certificates to Trustee.

This Section 11.1 shall replace Sections 10.4 and 10.5 of the Base Indenture with respect to the Notes only.

Upon any application or demand by the Company to the Trustee to take any action under any of the provisions of the Indenture, the Company shall furnish to the Trustee an Officers’ Certificate in a form reasonably acceptable to the Trustee stating that all covenants and conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with, and an Opinion of Counsel in a form reasonably acceptable to the Trustee stating that, in the opinion of such counsel, all such covenants and conditions precedent have been complied with. The Officers’ Certificate or Opinion of Counsel provided for in the Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in the Indenture shall include: (1) a statement that the person making such Officers’ Certificate or Opinion of Counsel has read such covenant or condition; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such Officers’ Certificate or Opinion of Counsel is based; (3) a statement that, in the opinion of such person, such person has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with; and (4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 11.2       No Recourse Against Others.

This Section 11.2 shall replace Section 10.8 of the Base Indenture with respect to the Notes only.

Except as otherwise expressly provided in Article VI of this First Supplemental Indenture, no recourse for the payment of the principal of, or premium, if any, or interest on, any Note or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantor in this First Supplemental Indenture or in any Note or the Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or the Guarantor or of any successor person thereto, and such parties shall not have any liability for any obligations of the Company under the Notes, the Guarantor under the Guarantee or the Company and the Guarantor under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Section 11.3       Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this First Supplemental Indenture by the TIA, such required or deemed provision shall control.

Section 11.4       Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE BASE INDENTURE, FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE NOTE GUARANTEE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 11.5       Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this First Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this First Supplemental Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Company Order, Opinion of Counsel, Note, Note Guarantee, opinion of counsel, instrument, agreement or other document delivered pursuant to this First Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 2.3 of the Base Indenture, Section 6.2 of this First Supplemental Indenture or elsewhere in the Indenture to the execution, attestation or authentication of any Note, any Guarantee endorsed on any Note, or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in this Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Notes or any Note Guarantee. The Company agrees to assume all risks arising out of the use of using digital signatures, including without limitation the risk of the Trustee acting on unauthorized instructions.

Section 11.6       Successors.

All agreements of the Company and the Guarantor in this First Supplemental Indenture and the Notes shall bind their respective successors.

All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

Section 11.7       Severability.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.8       Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.9       Ratifications.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture with respect to the Notes supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 11.10     Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 11.11     The Trustee.

The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Guarantor. The recitals contained herein shall be taken as the statements solely of the Company and the Guarantor, and the Trustee assumes no responsibility for the correctness thereof. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of the claims against the Company (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

Angel Oak Mortgage REIT, Inc., as the Company

By:	/s/ Brandon Filson
Name: Brandon Filson
Title: Chief Financial Officer and Treasurer

Angel Oak Mortgage Operating Partnership, LP, as the Guarantor

By: Angel Oak Mortgage OP GP, LLC, its general partner

By: Angel Oak Mortgage REIT, Inc., its sole member

By:	/s/ Brandon Filson
Name: Brandon Filson
Title: Chief Financial Officer and Treasurer

[Signature Page to First Supplemental Indenture]

U.S. Bank Trust Company, National Association, as the Trustee

By:	/s/ Chelsey Jordan
Name: Chelsey Jordan
Title: Assistant Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

ANGEL OAK MORTGAGE REIT, INC.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FIRST SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE FIRST SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2(a) OF THE FIRST SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF ANGEL OAK MORTGAGE REIT, INC. (THE “COMPANY”) AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ANGEL OAK MORTGAGE REIT, INC.

9.500% SENIOR NOTES DUE 2029

Certificate No. []

CUSIP No.: []

ISIN: []

$[]

Exhibit A-1

Angel Oak Mortgage REIT, Inc., a Maryland corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] MILLION DOLLARS ($[ ])[, or such lesser amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note,] on July 30, 2029 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on October 30, 2024, to the Holder in whose name the Note is registered in the security register at the Close of Business on the preceding January 15, April 15, July 15 and October 15 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date, as the case may be, in accordance with the terms of the Indenture. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay principal, premium, if any, and interest (1) on any Notes in certificated form (i) if such Holder holds $2,000,000 or less aggregate principal amount of Notes, by check mailed to such Holder’s registered address as it appears in the security register maintained by the Registrar, and (ii) if such Holder holds more than $2,000,000 aggregate principal amount of Notes, (A) by check mailed to such Holder’s registered address as it appears in the security register maintained by the Registrar or (B) if such Holder delivers to the Registrar a written request that the Company make such payments by wire transfer to an account of such Holder within the United States, for each payment corresponding to each Record Date occurring during the period beginning on the date on which such Holder delivered such request and ending on the date, if any, on which such Holder delivers to the Registrar a written instruction to the contrary, by wire transfer of immediately available funds to the account specified by such Holder, or (2) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee. This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually or by facsimile by the Trustee or a duly authorized authenticating agent under the Indenture.

Exhibit A-2

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: [ ], 20[ ]

ANGEL OAK MORTGAGE REIT, INC.

By:
Name:
Title:

Exhibit A-3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: [ ], 20[ ]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exhibit A-4

[FORM OF REVERSE SIDE OF NOTE]

ANGEL OAK MORTGAGE REIT, INC.

9.500% SENIOR NOTES DUE 2029

This Note is one of a duly authorized issue of Securities of the Company, designated as its 9.500% Senior Notes due 2029 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of July 25, 2024 (herein called the “Base Indenture”), among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 25, 2024 (herein called the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantor and the Holders of the Notes. Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default referred to in Sections 8.1(f), 8.1(g) or 8.1(h) of the First Supplemental Indenture with respect to the Company or the Guarantor, which shall result in an automatic acceleration) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Sections 8.1(f), 8.1(g) or 8.1(h) of the First Supplemental Indenture occurs with respect to the Company or the Guarantor, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Company, the Guarantor and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 9.2 of the First Supplemental Indenture. Subject to the provisions of the Indenture, the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past Default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Exhibit A-5

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $25 principal amount and any multiple of $25. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company shall have the right to redeem the Notes under certain circumstances as set forth in Article IV of the First Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Subject to the terms and conditions of the Indenture, if a Change of Control Repurchase Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Article IV of the First Supplemental Indenture, the Company will make an offer to each Holder of the Notes to repurchase all or any part (in a principal amount of $25 and integral multiples of $25 in excess thereof) of that Holder’s Notes at the Repurchase Price. To exercise such right, a Holder shall deliver to the Trustee (or other Paying Agent appointed by the Company), and the Trustee (or other Paying Agent appointed by the Company) must receive, a Repurchase Notice containing the information set forth in the Indenture, at any time prior to the Close of Business on the date specified in the Repurchase Right Notice, and shall deliver the Notes to the Trustee (or other Paying Agent appointed by the Company) as set forth in the Indenture. Holders have the right to withdraw (in whole or in part) any Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article XII of the Base Indenture as amended by Article VI of the First Supplemental Indenture and reference is hereby made to such Indenture for the precise terms of the Note Guarantee.

Except as otherwise expressly provided in Article VI of the First Supplemental Indenture, no recourse for the payment of the principal of, or premium, if any, or interest on, any Note or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantor in the First Supplemental Indenture or in any Note or the Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or the Guarantor or of any successor person thereto, and such parties shall not have any liability for any obligations of the Company under the Notes, the Guarantor under the Guarantee or the Company and the Guarantor under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

Exhibit A-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-7

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This Schedule should be included only if the Note is issued in global form.

Exhibit A-8

FORM OF REPURCHASE NOTICE

U.S. Bank Trust Company, National Association

U.S. Bank Global Corporate Trust

2 Concourse Parkway, Suite  800

Atlanta, Georgia 30328-5588

Telephone: (404) 898-8829

Facsimile: (404) 898-8844

Re:	Angel Oak Mortgage REIT, Inc. (the “Company”)
9.500% Senior Notes due 2029

This is a Repurchase Notice as defined in Section 5.1(a) of the First Supplemental Indenture, dated as of July 25, 2024, between the Company, Angel Oak Mortgage Operating Partnership, LP, as guarantor (the “Guarantor”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) (the “First Supplemental Indenture,” and the Base Indenture, dated as of July 25, 2024, between the Company, the Guarantor and the Trustee, as amended, modified and supplemented by the First Supplemental Indenture, the “Indenture”). Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Certificate No(s). of Notes: ________________________

I intend to deliver the following aggregate principal amount of Notes for repurchase by the Company pursuant to Article V of the First Supplemental Indenture (integral multiples of $25 with a minimum of $25):

$_____________________

I hereby agree that the Notes will be repurchased on the Repurchase Price Payment Date pursuant to the terms and conditions specified in the Notes and in the Indenture.

Signed:

Exhibit A-9